Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR
     We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233, 33-46234, 333-129633, 333-129634, 333-129637, 333-131024 and 333-138754 on Form S-8 and Registration Statement Nos. 333-111347, 333-133267, 333-135747, 333-143883 and 333-145586 on Form S-3 of Clinical Data, Inc. of our report dated August 29, 2008 relating to the audit of the financial statements of Adenosine Therapeutics, LLC as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K/A.

/s/ McGladrey & Pullen, LLP
Richmond, Virginia
October 3, 2008